Exhibit 99

Patterson Companies Reports Improved First Quarter Sales and Earnings

Patterson Companies, Inc. (Nasdaq NMS: PDCO) today reported consolidated sales of $595,847,000 for the first quarter of fiscal 2006 ended July 30, an increase of 9% from the year-earlier period on a comparable basis. Comparable basis sales exclude the impact of an extra week in the first quarter of fiscal 2005. The extra week affected the year-over-year sales growth by an estimated six to seven percentage points. Reported sales in last year’s first quarter totaled $577,943,000. Net income for the first quarter of fiscal 2006 came to $42,882,000 or $0.31 per diluted share, an increase of 5% from $40,815,000 or $0.29 per diluted share in the first quarter of fiscal 2005.

Patterson Dental, Patterson’s largest business, reported comparable basis sales growth of approximately 7% to $432,056,000 in the first quarter. Substantially all of this growth was internally generated.

•	Sales of consumable dental supplies and printed office products increased an estimated 8% on a comparable basis in the first quarter. Patterson Dental’s sales force totaled approximately 1,460 at July 30.

•	Sales of dental equipment and software rose 4% on an actual basis in the first quarter, driven by sales of CEREC® 3D dental restorative systems and digital radiography equipment and related software. Although the additional week in last year’s first quarter had some effect on year-over-year equipment sales growth, it is difficult to measure this impact. As a result, Patterson does not estimate the impact of an additional week on equipment sales.

•	Sales of other services and products, consisting primarily of parts, technical service, software support, and insurance e-claims increased 12% on a comparable basis in the first quarter.

Sales of the Webster Veterinary unit increased approximately 9% in the first quarter of fiscal 2006 to $85,241,000 on a comparable basis. The positive impact of the October 2004 acquisition of Milburn Distributions on Webster’s first quarter sales was largely offset by the loss of revenues related to two factors: the decision by the manufacturer of ProHeart 6® to voluntarily recall this product in last year’s third quarter and the impact of the extra week in last year’s first quarter.

Sales of Patterson Medical, the Company’s rehabilitation supply and equipment unit, increased 9% in the first quarter of fiscal 2006 to $78,550,000 on a comparable basis, which excludes the impact of the additional week in last year’s first quarter.

James W. Wiltz, president and chief executive officer, commented: “Regarding our dental business, we are encouraged by the continued strong sales growth of dental consumable supplies and ongoing demand for new-technology CEREC and digital radiography equipment. However, our overall performance in this year’s first quarter was affected by the below-plan growth of basic dental equipment, including chairs, lights and units. We have experienced such quarterly fluctuations in the past, and as we have stated in the past, sales of dental equipment can be uneven from quarter to quarter, reflecting the long lead times generally involved with these significant capital expenditures. We believe the willingness of dentists to invest in dental equipment remains strong, based on the need for new equipment that strengthens productivity, improves clinical outcomes and provides dental offices with a state-of-the-art appearance. Our industry-leading position in the dental equipment market was further strengthened in the first quarter with the extension through 2017 of our exclusive North American distribution agreement with Sirona Dental Systems GmbH for CEREC systems. In addition, we extended our exclusive North American distribution agreement through 2007 with Schick Technologies, Inc. (OTC BB: SCHK) for Schick’s complete line of CDR® digital dental products, which are used in the majority of all digital x-ray installations in the U.S. and Canada.”

He continued: “Our Webster Veterinary and Patterson Medical units posted solid first quarter results after accounting for the impact of the extra week in the prior year’s quarter. Webster is benefiting from its strategy of expanding its national footprint through strategic acquisitions and internal expansion. As part of this effort, Webster’s entry into the large California market through internal efforts is proceeding as planned. Webster’s first quarter results also benefited from sales of Rimadyl®, a companion-pet pain relief drug, through a new distribution agreement with Pfizer. Patterson Medical’s first quarter sales performance benefited from the growth of its sports medicine product line, which was strengthened by its acquisition of Medco in May 2004.

Wiltz added: “We continue to see fiscal 2006 unfolding as a good year for Patterson. Reflecting their significant market positions, each of our businesses is positioned to continue capitalizing upon growth opportunities. For this reason, we feel good about Patterson’s future.”

For the second quarter of fiscal 2006 ending October 29, Patterson is forecasting earnings of $0.35 to $0.37 per diluted share.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744

First Quarter Conference Call and Replay

Patterson’s first quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site.

A replay of the first quarter conference call can be heard through September 1, 2005 by dialing 1-303-590-3000 and providing the 11037120 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended
	July 30, 2005	July 31, 2004
Net sales	$595,847	$577,943

Gross profit	207,244	203,969

Operating expenses	137,730	136,367

Operating income	69,514	67,602

Other expense, net	(1,012)	(2,396)

Income before taxes	68,502	65,206

Income taxes	25,620	24,391

Net income	$42,882	$40,815

Earnings per share:
Basic	$0.31	$0.30
Diluted	$0.31	$0.29

Shares:
Basic	137,309	136,522
Diluted	139,117	138,608

Gross margin	34.8%	35.3%

Operating expenses as a % of net sales	23.1%	23.6%

Operating income as a % of net sales	11.7%	11.7%

Effective tax rate	37.4%	37.4%

Return on net sales	7.2%	7.1%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 30, 2005	April 30, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$155,226	$245,931
Receivables, net	305,824	317,168
Inventory	225,776	206,405
Prepaid expenses and other current assets	32,182	30,533

Total current assets	719,008	800,037

Property and equipment, net	109,826	97,178
Goodwill and other intangible assets	744,648	746,079
Other	145,719	42,007

Total Assets	$1,719,201	$1,685,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$147,696	$160,954
Other accrued liabilities	144,902	141,307
Current maturities of long-term debt	20,027	20,027

Total current liabilities	312,625	322,288

Long-term debt	296,523	301,530
Other non-current liabilities	50,244	46,411

Total liabilities	659,392	670,229

Stockholders’ equity	1,059,809	1,015,072

Total Liabilities and Stockholders’ Equity	$1,719,201	$1,685,301

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 30, 2005	July 31, 2004
Consolidated Net Sales
Consumable and printed products	$400,340	$389,863
Equipment and software	150,063	144,984
Other	45,444	43,096

Total	$595,847	$577,943

Dental Supply
Consumable and printed products	$251,730	$253,127
Equipment and software	139,512	134,085
Other	40,814	38,405

Total	$432,056	$425,617

Rehabilitation Supply
Consumable and printed products	$67,657	$65,529
Equipment	7,530	8,257
Other	3,363	3,459

Total	$78,550	$77,245

Veterinary Supply
Consumable and printed products	$80,953	$71,207
Equipment	3,021	2,642
Other	1,267	1,232

Total	$85,241	$75,081

Other (Expense) Income, net
Interest income	$2,096	$1,321
Interest expense	(3,077)	(3,758)
Other	(31)	41

	$(1,012)	$(2,396)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 30, 2005	July 31, 2004
Operating activities:
Net income	$42,882	$40,815
Depreciation & amortization	5,279	6,449
Stock-based compensation	200	—
Change in assets and liabilities, net of acquired	(19,196)	18,207

Net cash provided by operating activities	29,165	65,471

Investing activities:
Additions to property and equipment, net	(16,295)	(8,100)
Acquisitions	—	(52,856)
Distribution agreement	(100,000)	—
Sale (purchase) of investments, net	3,360	(1,939)

Net cash used in investing activities	(112,935)	(62,895)
Net cash used in financing activities	(3,575)	(1,438)

Net (decrease) increase in cash and cash equivalents	$(87,345)	$1,138